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                                                                    EXHIBIT 10.2


                      AMENDMENT TO STOCK PURCHASE AGREEMENT

          Amendment to Stock Purchase Agreement (this "Amendment"), dated as of October 27, 2000, by and between Aftermarket Technology Corp., a Delaware corporation ("Seller"), and ATCDG Acquisition Corp., a Delaware corporation ("Buyer"), amending that certain Stock Purchase Agreement, dated September 1, 2000, by and between Seller and Buyer.

               1. MEXICALI SYSTEM. Seller agrees to pay for the Mexicali System Costs (as hereinafter defined) at the facility located at Circuito Norte No. 8, Parque Industrial Nelson, KM 14 Carretera a San Luis R.C., Mexicali, B.C., Mexico (the "Mexicali Facility"); provided that Seller's total maximum obligation pursuant to this Section 1 shall total $280,000 which shall consist of the first $250,000 of any and all Mexicali System Costs plus 50% of any Mexicali System Costs up to the next $60,000 of any and all Mexicali System Costs. Seller shall pay all amounts due and owing under this Section 1 within 15 days of receipt of a bill evidencing the amount payable with respect hereto. As used herein, "Mexicali System Costs" means costs and expenses of designing, installing, modifying and/or repairing the air conditioning, ventilation, dust control, fume control, or emission control systems with respect to the interior air quality, ventilation and/or temperature conditions (such design, installation, modifications and/or repairs to be referred to herein as the "Mexican Project").

               2. MEXICALI THIRD PARTY CLAIMS. Buyer Indemnities shall each be indemnified and held harmless to the extent set forth in Article IX of the Stock Purchase Agreement, by Seller in respect of any Environmental Damages incurred by any Buyer Indemnitee (excluding consequential damages to such Buyer Indemnitee but including consequential damages suffered by a third party that have been recovered by such third party against a Buyer Indemnitee) to the extent arising from third-party claims with respect to, arising from or in connection with interior air quality, ventilation and/or temperature conditions at the facility located at the Mexicali Facility ("Mexicali Third Party Losses"). Seller's indemnity under this Section 2 (the "Mexicali Third Party Indemnity") shall not be subject to the Aggregate Basket, as that term is defined in the Stock Purchase Agreement; nor shall it be subject to any maximum cap; provided that Seller's liability with respect to the first $200,000 of Mexicali Third Party Losses shall total 75% of any such losses and thereafter any liability with respect to any Mexicali Third Party Losses in excess of $200,000 shall be the entire liability and obligation of Seller; provided, that the indemnification provided by Seller pursuant to this Section 2 shall not be applicable to any Mexicali Third Party Losses to the extent arising following the Deadline (as hereinafter defined). As used herein, the "Deadline" means the earlier to occur of (1) completion to Buyer's satisfaction of the Mexicali Project and (2) June 30, 2001 (such date to be extended by a Force Majeure Event). As used herein, a "Force Majeure Event" means any act of God, fire, casualty, flood, earthquake, war, strike, lockout, epidemic, destruction of production facilities, riot, insurrection, material equipment or labor unavailability, or any other cause beyond the reasonable control of the Buyer.



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               3.   SEATTLE UST. Buyer Indemnities shall each be indemnified and held harmless to the extent set forth in Article IX of the Stock Purchase Agreement, by Seller in respect of any Environmental Damages incurred by any Buyer Indemnitee (excluding consequential damages to such Buyer Indemnitee but including consequential damages suffered by a third party that have been recovered by such third party against a Buyer Indemnitee) to the extent arising from any Releases from the former underground storage tank system located at 401 South Webster Street, Seattle Washington. Seller's indemnity hereunder shall not be subject to the Aggregate Basket, as that term is defined in the Stock
Purchase Agreement; nor shall it be subject to any maximum cap and such indemnity shall be deemed incorporated into and added to Exhibit H of the Stock Purchase Agreement.

               4. Section 2.02(b) of the Purchase Agreement is hereby amended in its entirety as follows:

               (b) At the Closing Buyer shall pay to Seller, in cash by wire transfer of immediately available funds to a bank account or bank accounts designated in writing by Seller, an aggregate amount equal to:

                    (i) Fifty Eight Million Three Hundred Thousand Dollars ($58,300,000); plus

                    (ii) the amount (if any) by which Estimated Net Working Capital is greater than $77,246,000;

                    (iii) the amount (if any) by which Estimated Net Cash is greater than $0; minus

                    (iv) the amount (if any) by which Estimated Net Working Capital is less than $77,246,000; minus

                    (v) the amount (if any) by which Estimated Net Cash is less than $0.

               (c) At the Closing, Buyer shall issue and deliver to Seller certificates representing shares (the "Preferred Shares") of Buyer's Series B Preferred Stock having an aggregate stated value of Eight Million Six Hundred Fifty Thousand ($8,650,000).

               (d) At the Closing, Buyer shall issue and deliver to Seller a Senior Subordinated Note in the amount of Ten Million Fifty Thousand Dollars ($10,050,000) issued pursuant to a Note Purchase Agreement, dated as of the Closing Date, between the Buyer and Seller.



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               5.   Section 2.05(b) of the Purchase Agreement shall be amended to add the following clause (ix):

               (ix) The Note, executed on behalf of Buyer, in form reasonably acceptable to the parties hereto.

               6. Seller hereby represents and warrants to Buyer that all obligations of King-O-Matic pursuant to or arising under the King-O-Matic Intercompany Note have been paid and satisfied.

               7. Notwithstanding anything contained in the Purchase Agreement to the contrary, Seller hereby agrees and acknowledges that Buyer shall be entitled to use the "ATC Distribution Group, Inc." or any other name containing direct or indirect reference to ATC or the letters "ATC" until 30 days following written notice from Seller that Seller has decided not terminate use of the name "ATC".

               8.   The definition of "Financial Statements" contained in
Section 3.09 of the Purchase Agreement shall include, in addition to the statements specified in such Section 3.09, the unaudited consolidated balance sheet and related unaudited consolidated statement of operations and retained earnings for the Company and the Company Subsidiaries as of and for the nine months ended September 30, 2000, a copy of which is attached hereto.

               9. Seller shall continue to provide coverage under the ATC FlexChoice Program to the employees of the Company through October 31, 2000. The Company shall promptly reimburse Seller for all claims paid by Seller to or on behalf of the Company's employees under the Seller's self-insured benefit plans (including the PPO medical plan and the vision care plan) to the extent such claims are attributable to the period October 28 - October 31, 2000.

               10. Exhibit H to the Purchase Agreement is hereby amended to add the following facility:

                         4000 N.W. 39th Expressway
                         Oklahoma City, Oklahoma

               11. Seller shall reimburse Buyer for any fees payable by Buyer to the lessor and landlords of the Company or Seller in connection with obtaining any consent from any such lessor or landlord to the consummation of the transactions contemplated hereby, including to Principal Life Insurance Company.

               12. Buyer shall give Seller prompt notice of any claim for Damages that Buyer reasonably expects to be $250,000 or more and which Buyer intends to apply, in whole or in part, against the Aggregate Basket.



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               13.  That certain Master Lease, dated February 16, 1998, between
Sun Data, Inc. (now known as Solarcom) and Seller, pursuant to which various items of computer hardware and software have been leased by Seller for the benefit of the Company, is being assigned by Seller to the Company and in connection with such assignment is being amended to require the Company to buy all such hardware and software at the end of their respective lease terms. Seller agrees that it shall promptly pay to the Company any amounts required to be paid by the Company to purchase such hardware and software in excess of $320,000 and that such payments shall be split 50/50 between Buyer and Seller as they come due, except that Buyer's first such termination payment due in March 2001 shall be 50% of the required payment plus $20,000. Buyer and Seller hereby agree that, for all purposes of this Agreement, the Master Lease is an operating lease, not a capital lease.

               14. Section 7.07 of the Purchase Agreement is deleted in its entirety and replaced with the following:

               7.07 USE OF NAME; LOGO. Simultaneously with the Closing hereunder, Seller shall grant the Company and the Company Subsidiaries a 365 day (such time period, running from the Closing Date through the end of the 365th day after the Closing Date, is the "Transition Period"), royalty free, non-exclusive and non-transferable license to continue to use the logo set forth on SCHEDULE 7.07 in any medium, including, without limitation, signs, boxes, invoices and promotional material, in which it is displayed on the date hereof. The parties agree and acknowledge that use of such logo by the Company or any Company Subsidiary after the end of the Transition Period would infringe Seller's intellectual property rights, and accordingly, Buyer covenants that it will cause the Company and the Company Subsidiaries, to cease all use of such logo after the end of the Transition Period. Within 30 days after written notice from Seller, (i) the Certificate of Incorporation of the Company and each of its affiliates shall be amended in order to change its name to a name that does not contain any direct or indirect reference to Seller or the letters "ATC" and
          (ii) the Company shall make appropriate filings, reflecting such name change, in each jurisdiction in which the Company is authorized to conduct business as a foreign corporation. Except to the extent expressly permitted by the license to be granted pursuant to the first sentence of this Section 7.07, from and after the Closing Date Buyer shall take all steps necessary to cause the Company and each Company Subsidiary to forthwith cease all use, in any medium, that states or implies that the Company or such Company Subsidiary is an Affiliate of Seller; PROVIDED, HOWEVER, that Buyer shall take all steps necessary to cause the packaging materials, catalogs and printed promotional materials containing the logo set forth on SCHEDULE 7.07 that are used by the Company or the Company Subsidiaries on and after the 30th day after the Closing Date and prior to the end of the Transition Period, to bear a sticker or other clear notification stating that the Company and the Company Subsidiaries are not affiliated with Seller.

               15. Except as expressly provided herein, all terms of the Stock Purchase Agreement are ratified and confirmed.



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          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

                                       AFTERMARKET TECHNOLOGY CORP.


                                       By: /s/ Joseph Salamunovich
                                           ------------------------------------
                                           Joseph Salamunovich, Vice President


                                       ATCDG ACQUISITION CORP., INC.


                                       By: /s/ Robert Fitzsimmons
                                           ------------------------------------
                                           Robert Fitzsimmons, President